Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Höegh LNG Partners LP for the registration of common units representing limited partnership interests, other classes of units representing limited partnership interests, options, warrants, or rights, and debt securities and to the incorporation by reference therein of our report dated April 10, 2019, with respect to the consolidated financial statements of Höegh LNG Partners LP included in its Annual Report (Form 20-F) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Oslo, Norway

September 30, 2019